Exhibit 10.1

SUPPORT SERVICES AGREEMENT

This SUPPORT SERVICES AGREEMENT (this “Agreement”) is made as of September 4, 2026, by and between Game Your Game, Inc. a Nevada Company (“Game Your Game”) and Grafiti LLC, a Nevada limited liability company (“Company”), each of which is sometimes referred to as a “party” and collectively as the “parties.”

WHEREAS, Game Your Game requires certain advisory, management and administrative support services as set forth on Schedule 2.1 to this Agreement (“Services”), and Company has agreed to provide such Services in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained herein, it is agreed by and between the parties as follows:

ARTICLE I

FEES AND TERM

1.1 Consideration; Payments. As consideration for the Services to be provided to Game Your Game by Company, Game Your Game shall pay to Company a service fee (the “Services Fee”) in accordance with Schedule 2.1. Except as otherwise set forth on Schedule 2.1, the Services Fee shall be payable by Game Your Game to Company no later than 30 days after the close of each month (prorated for any partial month) during the term of this Agreement. Any services provided by Company to Game Your Game beyond the services covered by the Services Fee shall be billed to Game Your Game at negotiated rates, no less favorable to Game Your Game than if Game Your Game had received the service from an independent third party, or on such other basis as the parties may agree from time to time.

1.2 Term; Termination. The term of this Agreement shall be for one year (the “Term”), commencing on and effective as of September 1, 2026, which Term will be automatically renewed for additional one year terms unless terminated earlier by written notice to the other party 30 days prior to the end of the one year term then in effect; provided, however, that after September 1, 2027, this Agreement may be terminated by Game Your Game at any time upon 30 days’ written notice to the Company. Game Your Game may also terminate this Agreement at any time and without prior notice, written or otherwise, for Cause. As used in this Agreement, “Cause” shall mean any of the following conduct by the Company: (i) material breach of this Agreement, or a material violation of a Game Your Game policy or of a law, rule or regulation applicable to Game Your Game or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties contemplated under this Agreement, or the failure to follow the reasonable and lawful instructions of Game Your Game; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that Game Your Game reasonably determines has caused, is causing or reasonably is likely to cause harm to Game Your Game; or (iv) conviction of or plea of guilty or nolo contendere to a felony (other than a traffic offense that is not punishable by a sentence of incarceration) or any crime involving fraud, embezzlement, or any other act of moral turpitude. A termination for Cause pursuant to this Section 1.2 shall be effective only if such failure continues after the Company has been given written notice thereof and 10 business days thereafter to cure the same, unless Game Your Game reasonably determines that the reason(s) for termination are not capable of being cured. In the event of termination for Cause, the Company will be entitled only to the Services Fee accrued through the termination date, which will be the date on which the notice is given, and Game Your Game will have no further obligation to pay any compensation of any kind (including without limitation any Bonus (as defined in Schedule 2.1) or portion of a Bonus that otherwise may have become due and payable to the Company with respect to any Eligible Transaction (as defined in Schedule 2.1) during the term in which such termination date occurs).

1.3 Additional Services. In addition to the Services to be provided or procured by the Company in accordance with Schedule 2.1, if either party identifies any services that are reasonably needed for Game Your Game’s business and operations, which services are not within the scope of this Agreement or any other agreement between the parties (each, an “Additional Service”), then, upon written request of Game Your Game that identifies and states its desire to receive such Additional Service, the parties hereto shall negotiate in good faith for the Company to provide such Additional Service; provided, that (i) nothing herein shall obligate either party hereto to agree to any such terms or to provide or receive any such Additional Service unless agreed in writing by both parties hereto and (ii) no Additional Service shall be provided for a period of time exceeding the Term, unless extended in accordance with Section 1.2. To the extent the parties hereto reach a written agreement with respect to providing such Additional Service, the parties shall cooperate and act in good faith to add such Additional Service to Schedule 2.1 and mutually agree in good faith to a description of such Additional Service, the term during which such Additional Service would be provided, the service fees for such Additional Service and any other terms applicable thereto. Upon amendment of Schedule 2.1 to include such Additional Service, such Additional Service shall be deemed part of the “Services” provided under this Agreement subject to the terms and conditions of this Agreement.

ARTICLE II

SERVICES TO BE PROVIDED BY COMPANY TO GAME YOUR GAME

2.1 Services. Company agrees to provide the Services set forth on Schedule 2.1 (subject to such modification or adjustment as may be mutually agreed upon by the parties in accordance with Section 1.3) to Game Your Game during the Term.

2.2 Details of Performance. Reasonable details of Company’s performance of services hereunder may be specified in one or more memoranda signed by the parties and such memoranda shall be deemed incorporated in this Agreement by reference as if recited herein in their entirety.

ARTICLE III

MISCELLANEOUS

3.1 Confidentiality. Neither party hereto shall use or disclose to any other person at any time, any confidential or proprietary information or trade secrets of the other party, including, without limitation, its customer lists, programs, pricing and strategies except to those of its employees and those other persons who need to know such information to fulfill such party’s obligations hereunder, provided that such party shall require that such other persons agree to keep confidential such confidential or proprietary information or trade secrets. Both parties shall provide to the other party semi-annually upon such other party’s written request, a list of all employees whose duties have required access to confidential or proprietary information or trade secrets, and any other employees or other persons who, to the actual knowledge of that party’s officers, have had access to such information during the preceding six (6) month period, in each case, designating whether such persons are in the employ of such party as of the date such list is provided. Both parties agree that all drawings, specifications, data, memoranda, calculations, notes and other materials, including, without limitation, any materials containing confidential or proprietary information or trade secrets of the other party, furnished in connection with this Agreement and any copies thereof are and shall remain the sole and exclusive property of that other party and shall be delivered to that party upon its request.

3.2 No Agency. Both parties shall perform their respective services under this Agreement as an independent contractor. Each party acknowledges and agrees that it is not granted any express or implied authority to assume or create any obligation or responsibility on behalf of the other party, or to bind the other party with regard to third parties in any manner.

3.3 Notices. Any notices required or permitted to be provided pursuant to this Agreement shall be provided in writing via e-mail, certified mail, hand-delivery, telecopier with confirmation or normal mail service, addressed to the recipient party at its e-mail or standard mailing address set forth on the signature page.

3.4 Force Majeure. In the event that either party is prevented from performing, or is unable to perform, any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs, or any other cause beyond the reasonable control of the party invoking this provision, and if such party shall have used its best efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other party, then the affected party’s performance for the period of delay or inability to perform due to such occurrence shall be suspended. Should either party fail to perform hereunder and shall have provided proper notice to the other party that it is unable to perform on account of one or more reasons set forth in this section, such party may obtain replacement services from a third party for the duration of such delay or inability to perform, or for such longer period as such party shall be reasonably required to commit to in order to obtain such replacement services and the services fee payable by such party shall be reduced accordingly.

ARTICLE IV

GENERAL PROVISIONS

4.1 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relative to said subject matter.

4.2 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of Company, Game Your Game and their respective successors and assigns.

4.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada applicable to contracts to be performed entirely in that State.

4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

4.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Signatures Appear on Next Page)

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

Game Your Game, Inc.

By:	/s/ Soumya Das
Soumya Das, CEO
405 Waverley Street
Palo Alto, CA 94301

E-Mail:

Grafiti LLC

By:	/s/ Nadir Ali
Nadir Ali, CEO
405 Waverley Street
Palo Alto, CA 94301

E-Mail:

Schedule 2.1
Company Services

Company shall provide the following “Services” to Game Your Game:

Accounting, Tax and other Administrative Sales Support Services: Contracted accounting services, including accounting, payroll, audit and tax compliance functions to be provided by accounting administrative staff. This does not include senior level accounting, CFO support, SEC filing and audit support services which will be provided under a separate direct agreement.

Management Advisory Services: General executive level services relating to public company filings; shareholder meetings; board related matters; partnerships; operations; sales and marketing; business strategy; and others to be provided by executive management at Company.

Game Your Game understands and acknowledges that the Services are not intended to, will not constitute, and should never be construed as, engaging in the provision of legal advice, investment advisory or broker-dealer activities to Game Your Game and that neither Company or any of its representative shall have any authority to make ‘offers’ to buy or sell the securities of Game Your Game or make representations or warranties on Game Your Game’s behalf or bind Game Your Game in any way.

Cost of the Services described above payable by Game Your Game to Company: The Services Fee payable by Game Your Game shall consist of: (i) an initial payment of $117,500 due in advance of execution of this Agreement for the Services to be rendered for the period from September 1, 2026 to December 31, 2026, which aggregate amount was paid by Game Your Game to Company on August 27, 2026; and (ii) beginning on January 1, 2027, and until September 1, 2027, $20,000 per month for the Services, which amount may be increased by up to 10% following the end of the initial Term if agreed upon by the Company and Game Your Game prior to the commencement of each such additional one year term.

Bonus and Eligible Transactions: To the extent Game Your Game consummates a commercial  or other transaction directly resulting from Company’s Services to Game Your Game (an “Eligible Transaction”), Game Your Game agrees to pay the Company an additional bonus compensation in an amount up to the amounts set forth below (such compensation, a “Bonus”), which Bonus may be satisfied in any mix of cash and shares of Game Your Game’s common stock, par value $0.001 per share, at Game Your Game’s sole discretion, in each such case, subject to compliance with Nasdaq’s continued listing rules.

If the value of an Eligible Transaction equals:

○	$250,000 to $1,000,000: Company shall receive an amount of not less than $25,000 and up to $50,000;

○	Over $1,000,000 to $5,000,000: Company shall receive an amount of no less than $50,000 and up to $250,000;

○	Over $5,000,000 but less than $50,000,000: Company shall receive an amount of no less than $250,000 and up to $1,000,000;

○	$50,000,000 or more: Company shall receive an amount of no less than $1,000,000 and up to $1,500,000;

The qualification of any transaction as an Eligible Transaction, the applicable value of such Eligible Transaction and the specific terms, including the timing of payment, and amounts of any Bonus payable shall be agreed upon by the parties by electronic or other written communication.

Expenses

Game Your Game will reimburse Company for non-ordinary out of pocket expenses reasonably incurred by Company, in connection with the performance of the Services such as, for example, travel to and from a customer site. All reimbursable expenses must be pre-approved in writing by CEO. An itemized expense statement must be submitted, including substantiating receipts, with monthly invoice, if applicable.

Invoice/Payments

Company shall submit an invoice to Game Your Game on the first day of each calendar month including related fees and expenses (if any) for the prior month. Game Your Game will accept invoice by email. Invoice payments will be made within ten (10) business days after the date of invoice.